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                                                                     EXHIBIT 4.1

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

                                 ZIX CORPORATION

                             SECURED PROMISSORY NOTE

                                                                      $3,000,000

         Zix Corporation, a Texas corporation (the "Company"), for value received, hereby promises to pay to Aventis Inc., a corporation formed under the laws of the state of Pennsylvania ("Aventis"), or its assigns (together with Aventis, the "Holder"), the original principal sum of Three Million Dollars ($3,000,000), together with all accrued and unpaid interest, except as otherwise provided herein, on March 15, 2007 (the "Maturity Date"). Interest shall accrue at a simple rate of four and one half percent (4 1/2%) per annum until the principal hereof is due. Unless and until an Event of Default has occurred and is continuing or unless this Note is paid in full prior to the Maturity Date, interest on the Note shall be payable to the Holder by the Company solely in the form of services rendered pursuant to the Master Services Agreement. Such services shall be valued in accordance with the Master Services Agreement and the value of such services, as and when consumed, shall offset any obligation of the Company in respect of accrued and unpaid interest on a dollar-for-dollar basis in accordance with Section 3 hereof. If, at the Maturity Date, and provided no Event of Default has occurred and is continuing, accrued and unpaid interest exists under this Note, the Holder acknowledges and agrees that, notwithstanding anything to the contrary herein, the Company shall have no obligation to pay the Holder any such outstanding accrued and unpaid interest. All amounts payable in cash with respect to this Note shall be made by wire transfer to the Holder. For the avoidance of doubt, no interest payments shall be required to be paid in cash, except as specifically provided in Section 6(b). This Note is secured by certain of the assets of the Company pursuant to the terms and conditions set forth in, and is otherwise entitled to the benefits contained in, that certain Security Agreement dated the date hereof (the "Security Agreement") between the Company and Aventis and the terms thereof are incorporated herein by reference.

         If Aventis fails to deliver audited financial statements of MyDocOnline, Inc., a Delaware corporation ("MyDoc") in accordance with Section
8.10 of that certain Asset Purchase Agreement dated the date hereof by and among Company, MyDoc, and certain other parties named therein, a prepayment in respect of the outstanding principal amount of this Note shall be deemed to have been made in an amount equal to Two Hundred Fifty Thousand Dollars ($250,000).

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         Notwithstanding anything to the contrary contained herein, unless (i)
this Note has been prepaid in full prior to the Maturity Date pursuant to Sections 2, 3 and/or 4 herein or (ii) an Event of Default has occurred and is continuing, then Company shall only be required to pay ninety percent (90%) of the outstanding principal amount due hereunder on the Maturity Date; provided, however, that if Aventis has terminated the Master Services Agreement pursuant to Section 4.2(b), 4.3, 4.5 or 14.1 of the Master Services Agreement, Debtor shall be required to pay 100% of the outstanding principal amount, plus all accrued and unpaid interest, due hereunder on the Maturity Date.


         1. DEFINITIONS. UNLESS OTHERWISE DEFINED IN THIS NOTE, THE FOLLOWING CAPITALIZED TERMS SHALL HAVE THE FOLLOWING RESPECTIVE MEANINGS WHEN USED HEREIN:

         "Affiliate" shall have the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended; provided, however, that for purposes of this Agreement, the Holder and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, shall not be deemed to be "Affiliates" of each other.

         "Business Day" means any day except a Saturday, Sunday or other day on which the banks in the State of New York or the State of Texas are required or authorized by law to be closed.

         "Change of Control" means (i) an event where any entity or person, or group of persons or entities acting jointly, acquires (whether by direct acquisition, merger, consolidation or similar transaction), directly or indirectly, control of more than fifty percent (50%) of the total voting securities of Company or (ii) the sale or other transfer of all or substantially all of the Company's assets, which, in the case of either clause (i) or (ii), results in the Common Stock of Company (or any successor company) no longer being listed on the Nasdaq National Market, New York Stock Exchange or a similar national securities exchange.

         "Closing Price" means, with respect to the Common Stock of the Company, for any day, the reported last sale price per share on the Nasdaq National Market, or, if the Common Stock is not admitted to trading on the Nasdaq National Market, on the principal national securities exchange or inter-dealer quotation system on which the Common Stock is listed or admitted to trading, or if not admitted to trading on the Nasdaq National Market, or listed or admitted to trading on any national securities exchange or inter-dealer quotation system, the closing bid price per share in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose.

         "Common Stock" means the Common Stock, par value $.01 per share, of the Company. Shares issuable on conversion of this Note shall include Common Stock or shares of any class or classes of common stock resulting from any reclassification or reclassifications thereof.

         "Master Services Agreement" means that certain Master Services Agreement entered into by and between the Company and Aventis dated as of January 30, 2004.

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

         "Note" means this Secured Promissory Note.

         "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

         "Registration Rights Agreement" means that certain Registration Rights Agreement entered into by and among the Company, the Holder and Aventis dated as of January 30, 2004.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Trading Day" means (i) if the Common Stock is admitted to trading on the Nasdaq National Market or any other system of automated dissemination of quotations of securities prices, a day on which trades may be effected through such system; (ii) if the Common Stock is listed or admitted for trading on the New York Stock Exchange or any other national securities exchange, a day on which such exchange is open for business; or (iii) if the Common Stock is not admitted to trading on the Nasdaq National Market or listed or admitted for trading on any national securities exchange or any other system of automated dissemination of quotation of securities prices, a day on which the Common Stock is traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Common Stock are available.

         "Warrant" means that certain Warrant dated the date hereof to purchase 145,853 shares of Common Stock issued by the Company to Aventis Holdings Inc.

         2.       REDUCTION OF PRINCIPAL AMOUNT IN EXCHANGE FOR CASH.

                  The Company, in its sole option, may elect to prepay this Note in cash in whole or in part in amounts of not less than $500,000 (and in $100,000 increments thereafter) (and in the event that the amount outstanding under this Note is less than $500,000, the Company may prepay such lesser amount) without premium or penalty (the "Prepayment"). To prepay this Note in cash, the Company shall give to the Holder notice (the "Prepayment Notice") of the Prepayment. Each Prepayment Notice shall state (i) the date of the Prepayment (the "Prepayment Date" which date shall be at least three (3) days following the Prepayment Notice, or if such date is not a Business Day, the next Business Day thereafter) and (ii) the amount of principal to be prepaid by the Company on the Prepayment Date (the "Prepayment Amount"). The Company shall pay or cause to be paid to the Holder the Prepayment Amount in cash on the Prepayment Date in the manner set forth in the introductory paragraph to this Note. In the event of a partial prepayment of this Note, at the request of the Holder and the surrender of this Note, the Company shall deliver to the Holder not more than five (5) Business Days after such request a new Note representing the remaining unpaid principal balance owing to the Holder.

         3.       REDUCTION OF PRINCIPAL AMOUNT AND INTEREST IN EXCHANGE FOR
                  SERVICES.

                  The principal amount on this Note shall be reduced by an amount equal to the value of the services performed by the Company for the benefit of Aventis under the Master

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Services Agreement in accordance with this Section 3 without premium or penalty.
Except as otherwise specifically provided herein, once the Prepaid Amount (as defined in the Master Services Agreement) has been fully utilized by the rendering of services by Company to Aventis under the Master Services Agreement, the value of services under the Master Services Agreement consumed by Aventis shall be offset against any of the Company's obligations hereunder in the following order of priority: (1) first, toward accrued interest owing under this Note and (2) then, toward the principal amounts outstanding under this Note. In each calendar quarter during which there is a reduction of this Note as a result of services rendered under the Master Services Agreement, Aventis shall provide a reconciliation within fifteen (15) days after each such request confirming the total amount outstanding under this Note after reduction of any payment obligation under the Master Services Agreement.

         4.       REDUCTION OF PRINCIPAL AMOUNT FOR COMMON STOCK.

                  (a) The Company, at its sole option, may prepay this Note on or prior to the Maturity Date (except as provided in Section 4(b) herein) by delivering fully paid and nonassessable shares of the Company's Common Stock (calculated as to the nearest whole share) (the "Stock Prepayment") without premium or penalty; provided, however, that Company may not make any prepayments in amounts less than $500,000 worth of Common Stock (and in $100,000 increments thereafter), unless the total amount outstanding under this Note is less than $500,000, in which case the Company may prepay such lesser amount. As of any date (other than the Maturity Date), the number of shares of Common Stock into which this Note may be converted shall be determined by dividing the aggregate principal amount to be prepaid by a price per share equal to the lesser of: (i) the average of the daily Closing Price of the Common Stock for a period of twenty (20) consecutive Trading Days immediately preceding the date of delivery of a Stock Prepayment Notice (as defined below) (the "Stock Prepayment Date"); or (ii) the average of the daily Closing Price of the Common Stock for a period of five (5) consecutive Trading Days immediately preceding the Stock Prepayment Date, in each case subject to adjustment for any stock split, reverse stock split or such similar event during such twenty (20) or five (5) Trading Day Period (such lower average, the "Stock Prepayment Amount"). The Company shall give to the Holder notice (the "Stock Prepayment Notice") of the Stock Prepayment. Each Stock Prepayment Notice shall state (i) the date of the Stock Prepayment (the "Stock Prepayment Date") (which date shall be at least three (3) Business Days immediately following the date of delivery of the Stock Prepayment Notice), and (ii) the amount of principal through the Stock Prepayment Date, to be prepaid by the Company on the Stock Prepayment Date. Notwithstanding the foregoing, if the Stock Prepayment Date shall occur on the Maturity Date, then the number of shares of Common Stock to be delivered to pay this Note in full shall be determined by dividing ninety (90%) of the aggregate principal amount outstanding under this Note by the Stock Prepayment Amount. Notwithstanding the foregoing, it is understood and agreed that if the Stock Prepayment Date shall occur on the Maturity Date that the Company shall have no obligation to pay accrued and unpaid interest.

                  (b) The Company shall deliver to the Holder not more than five Business Days after the Stock Prepayment Date the certificates representing shares of Common Stock issuable upon prepayment of this Note. Notwithstanding anything set forth herein, the right of the Company to prepay this Note pursuant to clause (a) above shall terminate: (i)

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immediately upon an Event of Default, (ii) if the Common Stock has been delisted or not admitted to trading on the Nasdaq National Market or other national securities exchange or automated quotation system for a period of ninety (90) consecutive days; (iii) if the Shares of Common Stock issuable upon payment of this Note are no longer permitted to be sold pursuant to the terms and conditions of the Registration Rights Agreement (or any subsequent registration rights agreement which is substantially similar to the Registration Rights Agreement delivered to Holder by any successor upon a Change of Control), or
(iv) upon a Change of Control. In addition to the foregoing, the Company shall not be permitted to pay on the Maturity Date or prepay at any time prior thereto any portion of this Note which would result in Holder, together with its Affiliates, owning more than 9.9% of the voting securities of the Company outstanding as of the day immediately preceding the Stock Prepayment Date or more than 20% of the voting securities of the Company outstanding as of the day immediately preceding the date of this Note (which shall include for purposes of calculating such percentages, only those shares acquired by the Holder pursuant to the Warrant (assuming for purposes of making such calculation that the Holder has fully exercised the Warrant immediately prior to such applicable date), the Asset Purchase Agreement or this Note). In the event the Company shall not be permitted to prepay all or any portion of this Note as a result of the restrictions set forth in this Section 4(b), then any remaining portion of this Note not prepaid shall be paid in cash in the manner set forth in the introductory paragraph to this Note.

                  (c) No fractions of shares or scrip representing fractions of shares or payments in cash in lieu of fractional interests will be issued on prepayment, but instead any fractional interests shall be eliminated by rounding any fraction down to the nearest whole number of shares of Common Stock.

                  (d) The Company shall, if the Holder so elects, deliver the Common Stock issuable upon conversion of this Note to any third party designated by the Holder, subject to compliance with Section 8(c) hereof.

                  (e) The Company will pay any and all taxes and duties that may be payable in respect of the issue or delivery of Common Stock on conversion of the Note.

         5.       COVENANTS OF THE COMPANY.

                  (a) The Company shall duly and punctually pay or perform or cause to be paid or performed the principal of and interest on this Note, at the respective times and in the manner provided for herein.

                  (b) Unless the Company and Holder otherwise agree in writing, the Company shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, whenever enacted, now or at any time hereinafter in force, or which may affect the covenants of performance in this Note.

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                  (c)      The Common Stock which may be delivered in prepayment
of the Note, upon such delivery, will have been duly authorized and validly issued and will be fully paid, nonassessable and free of preemptive rights and the Company will pay all applicable taxes, liens and charges with respect to the issue thereof.

                  (d) To the extent any payment is made under Section 4, the Company will effect all registrations with, and obtain all approvals by, all governmental authorities that may be necessary under any United States federal or state law for the Common Stock issuable upon payment of this Note to be lawfully issued and delivered as provided herein and as set forth in the Registration Rights Agreement.

                  (e) The Company will give the Holder notice, within ten Trading Days of the occurrence thereof, of any event that, with the giving of notice or passage of time or both, may become an Event of Default.

         6.       EVENTS OF DEFAULT; REMEDIES.

                  (a) "Event of Default", wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                           (1)      failure to pay any principal amount due and
owing on this Note when due; or

                           (2)      failure to perform, or breach, of any
representation, warranty, covenant or agreement of the Company (other than a default in the performance, or breach, of any representation, warranty, covenant or agreement of the Company which is specifically dealt with elsewhere in this
Section 6(a)) contained in this Note, and continuance of such default or breach for a period of thirty (30) days after there has been given, by registered or certified mail or overnight carrier, to the Company by the Holder a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or

                           (3)      the entry by a court having competent
jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any material part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief unstayed and in effect for a period of sixty consecutive days; or

                           (4)      the commencement by the Company of a
voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or

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other similar law, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any material part of the property of the Company, which appointment or possession continues unstayed and in effect for a period of sixty (60) consecutive days, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action; or

                  (b) If an Event of Default (other than an Event of Default specified in Sections 6(a)(4)) occurs and is continuing, then in every such case the Holder may declare the principal amount of this Note, all interest accrued hereon and all fees and expenses to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal, all accrued interest and all fees and expenses thereon shall become immediately due and payable without presentment, demand or other notice of any kind. If an Event of Default specified in Section 6(a)(4) occurs and is continuing with respect to the Company, the principal, accrued interest and all fees and expenses on, this Note shall become immediately due and payable without presentment, demand, protest or other notice of any kind, each of which is expressly waived by the Company.

                  (c) Upon and during the continuance of an Event of Default, all amounts due and owing hereunder shall accrue interest at a rate equal to two percent (2%) per annum over the rate of interest accruing under this Note for all principal, interest, fees and expenses for only so long as such Event of Default is continuing.

                  (d) The Company agrees to pay, promptly upon demand all of the reasonable costs and expenses of the holder of this Note, including (but not limited to) attorneys' fees and expenses, incurred in connection with the enforcement of this Note and the obligations of the Company hereunder.

         7.       CONSOLIDATION, MERGER, ETC.

         In the event the Company shall consolidate with or merge into another Person or convey, transfer, sell or lease all or substantially all of its properties and assets to any Person, the Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer, sale or lease is made shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Holder in form satisfactory to the Holder, the due and punctual payment of the principal of and any interest on this Note and the performance or observance of every covenant of this Note on the part of the Company to be performed or observed.

         8.       MISCELLANEOUS.

                  (a) No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest, if any, on this Note at the times, places and rate, as herein prescribed.

                  (b) The Company waives presentment, demand, protest and notice of dishonor and all other demands and notices in connection with the payment and enforcement of this Note, except as otherwise provided herein. No waiver on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right.

                  (c) Holder will not offer, sell, assign, hypothecate or otherwise transfer any Shares issued upon conversion of this Note except in compliance with applicable securities laws. This Note has not been registered under the Securities Act, or the securities laws of any state or other jurisdiction. This Note may not be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of (a "Transfer"), except: (i) by the Holder to an Affiliate which has agreed in writing to be bound by and subject to the terms and conditions of this Note and the Master Services Agreement; or (ii) to any successor of Holder (whether through merger, sale of stock or assets or otherwise).

                  (d) Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note, and in the case of loss, theft or destruction, receipt of indemnity or security reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, the Company will deliver a new Note of like tenor and dated as of such cancellation, in lieu of such Note.

                  (e) Neither this Note nor any term hereof may be amended or waived except in writing executed by the Company and the Holder.

                  (f) The Holder understands that until the shares of Common Stock into which this Note may convert (the "Shares") have been registered under the Securities Act or otherwise may be sold by the Purchaser under Rule 144 thereunder, the certificates for the Shares shall bear a restrictive legend in substantially the following form:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SHARES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS."

                  (g) The Holder agrees that the Company may place stop transfer orders with its transfer agents with respect to the certificate(s) representing the Shares. The appropriate portion of the legend and the stop transfer orders will be removed only upon delivery to the Company of such satisfactory evidence as reasonably may be required by the Company that such legend or stop orders are not required to ensure compliance with the Securities Act and applicable state securities laws.

                  (h) Nothing in this Note shall require the Company to pay interest at a rate in excess of the maximum rate permitted by applicable law. Any interest payable hereunder or under any other instrument relating to the indebtedness evidenced hereby that is in excess of the maximum rate permitted by applicable law shall, in the event of acceleration of maturity, late payment, prepayment, or otherwise, be applied to a reduction of the unrepaid indebtedness evidenced hereby and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of such unrepaid indebtedness, such excess shall be refunded to the Company. To the extent not prohibited by applicable law, determination of the maximum rate permitted by applicable law shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the full term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from the Company in connection with the indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof.

                  (i) This Note shall be deemed to have been made in the State of Texas and shall be governed by, and construed in accordance with, the laws of the State of Texas.

                  [Remainder of page intentionally left blank.]

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         IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

         Dated: January 30, 2004

                                        ZIX CORPORATION

                                        By: /s/ Ronald A. Woessner
                                            ------------------------------------
                                            Name:  Ronald A. Woessner
                                            Title: Senior Vice President
ACKNOWLEDGE AND AGREED TO:
AVENTIS INC.

By: /s/Juergen Lasowski
    ---------------------------------
    Name:  Juergen Lasowski
    Title:  Authorized Signatory

                             SIGNATURE PAGE TO NOTE